Exhibit 99.1

August 20, 2003

Endocardial Solutions Sells Approximately $6.6 Million of Common Stock

MINNEAPOLIS/ST. PAUL — Endocardial Solutions, Inc. (NASDAQ: ECSI) today announced the sale of approximately $6.625 million of common stock, representing 1,558,826 shares, in a private placement to institutional investors through U.S. Bancorp Piper Jaffray, as agent.  The closing of the sale is expected to occur on Friday, August 22, 2003.

“We are very pleased with the initial release of our EnSite NavX™ intracardiac non-fluoroscopic navigation system, having completed the upgrade of over 150 EnSite® Systems around the world,” said Jim Bullock, President and Chief Executive Officer.  “Our Research & Development team is nearing completion of the next version of EnSite NavX software that will add several clinical features and functions that have been requested by our customers, and we expect to release this upgrade in the fourth quarter of this year”, stated Bullock.  “In addition, we continue to make significant progress in the development of our digital image fusion (EnSite DIF™ ) technology which will enable physicians to integrate patient-specific three-dimensional cardiac images into the EnSite System for advanced mapping and navigation applications, and in our clinical studies using the EnSite System in congestive heart failure applications to identify the optimal site for placing bi-ventricular pacing leads and measuring the hemodynamic efficiency of various pacing therapies.  Proceeds from this sale will be used for general working capital purposes, including the continued research and development and commercial release of these and other new products,” continued Bullock.

“Our vision of integrating multiple navigation, mapping and electrophysiological capabilities on the EnSite workstation is precisely what the marketplace is demanding, and with this financing, we believe we are well-positioned to realize our vision of the EnSite System as a platform for navigating and guiding the delivery of multiple intracardiac therapies,” concluded Bullock.

About Endocardial Solutions, Inc.

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets the EnSite System, which is used for the diagnostic mapping of arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart) with a three-dimensional graphical display of the heart’s electrical activity, and the navigation and localization of conventional diagnostic or therapeutic catheters used during electrophysiology procedures.  The U.S. Food and Drug Administration cleared the EnSite System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter of 1999, and cleared EnSite NavX used to display the position of conventional electrophysiology catheters in any chamber of the heart in the second quarter of 2003.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and includes a number of risks and uncertainties.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99.1 to Endocardial Solutions’ Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts

Jim Bullock, President and CEO, Endocardial Solutions (651-523-6928)  jbullock@endocardial.com

J. Robert Paulson, CFO, Endocardial Solutions (651) 523-6916  bpaulson@endocardial.com

Brenda Gutzke, Investor Relations, (651) 523-6959  bgutzke@endocardial.com